eClickMD, Inc.                                                      NEWS RELEASE
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                                      Contact:    Name:  Neil Burley
                                                  Title: Chief Financial Officer
                                                  Phone: (512) 439-3900
                                                  Email: PR@eclickmd.com

For Immediate Release

                  eClickMD, Inc., Announces Confirmation of its
                Reorganization Plan Effective December 15th, 2003


AUSTIN, TEXAS, December 15, 2003 -- eClickMD, Inc. (OTC BB:ECMDQ.OB), an Internet-based document exchange and eSignature company for the home healthcare industry, announced the confirmation of its Reorganization Plan effective December 15, 2003. eClickMD filed a voluntarily petition under Chapter 11 of the Bankruptcy Code on May 13, 2003 as part of its financial strategy to ease the company's debt service associated with years of high-cost technology development. The company used the period of reorganization to streamline its operational model, add a highly experienced senior management core team, and develop a national network of 45 independent sales representatives, which it expects to grow in number to over 100 in 2004.

"We are confident that by strategically restructuring the company we can now get on track for rapid growth," said Robert Woodrow, President and COO of eClickMD. "What's more, today more than ever our technologies deliver the improved workflow efficiency, higher productivity, risk protection, and cost savings that Home Healthcare Agencies (HHA) and Durable Medical Equipment (DME) Providers are looking for to stay viable in today's increasingly challenging healthcare industry."

eClickMD currently delivers three HIPAA (Health Insurance Portability and Accountability Act) ready, web-based document exchange and eSignature applications, which are in the pre-grant patent stage: SecureMD, SecurePRO, and SecureCMN. These sophisticated technologies give providers a centralized, easy-to-use, and secure online application, where they can send, receive, sign, file, track, and manage the complete spectrum of patient care documents -- without the hassles, risks, and high cost of mailing, faxing, and hand delivering documents. To use the applications, doctors, HHAs, and DMEs simply sign up at the company's Web site at www.eclickmd.com. The applications are capable of integrating with all healthcare software systems used today.

Although the U.S. Congress gave eSignature and electronic records the same legal effect and enforceability as paper documents on October 1, 2000, the home healthcare industry has been slow to adopt the automated functionality. According to Woodrow, "We believe that wide-spread adoption will take place when a complete solution that allows every home healthcare provider to send every type of patient care document is available -- and that's exactly what eClickMD offers today. We're already feeling the traction from our new marketing and sales activities. Several leading HHAs and DMEs are using the services today and the initial opportunity in these two markets is significant, in excess of 7,000 HHAs and 12,000 DMEs.
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In addition to Robert Woodrow - President and COO, Neil Burley - CFO and Eugene
Fry - VP of Strategic Alliances, heading up the reorganized company are two new management team members: Dennis Nasto, Vice President of Sales and Marketing, and Sean Woods, Director of Technology. Nasto has over 20 years of healthcare industry experience building high-performance sales teams and national accounts departments. Woods has 10 years of experience developing, managing, and building enterprise-quality software applications.

eClickMD will continue to operate as a public company, and will remain at its headquarters at 3001 Bee Caves Road, Ste. 250, Austin, Texas 78746. In the near future, the company intends to change its name to SecureCARE Technologies, Inc.

About eClickMD, Inc.

Founded in 1996, eClickMD is an emerging leader of Internet-based document exchange and eSignature solutions for today's home healthcare industry. The company delivers the first complete end-to-end eSignature and document exchange applications, which allow all home healthcare providers to exchange all patient care documents without the hassles, risks, and high-cost of mail, fax, and hand delivery. Using the applications' sophisticated, but easy-to-use "e-mail-like" functionality home healthcare providers gain the level of productivity, risk management, and cost savings they need to stay viable in today's increasingly challenging healthcare industry.

Safe Harbor Statement:

Statements contained herein, other than historical data, may constitute forward-looking statements. When used in this document, the words "estimate," "project," "intends," "expects," "believes" and similar expressions are intended to identify forward-looking statements regarding events and financial trends which may affect the Company's future operating results and financial position. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements and are subject to risks and uncertainties including, but not limited to the Company's ability to successfully integrate its technology with other technologies according to contractual performance criteria as well as those risks set forth in the Company's 10-KSB, 10-QSB and other SEC filings.

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